Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Reports Record Quarterly Earnings of $1.8 Million,
With Assets Exceeding $600 Million; Increases Earnings Estimate for 2003

     Rancho Cucamonga, CA. (July 8, 2003) — Vineyard National Bancorp (NASDAQ:VNBC), and its operating subsidiary Vineyard Bank, today reported record net earnings for the quarter ended June 30, 2003 of $1.8 million, or $0.58 per diluted share, compared with net earnings of $0.8 million, or $0.28 per diluted share, for the same quarter ended in 2002. The growth in earnings of $1.1 million represented an increase of 143% over the comparable period last year. Diluted net earnings per share increased 107%, which produced a return on beginning common equity for the period of 41% and a return on average common equity of 39%.

     For the six months ended June 30, 2003, the Company reported record net earnings of $3.1 million, or $0.97 per diluted share, compared with net earnings of $1.1 million, or $0.42 per diluted share, for the same period in 2002. The growth in earnings of $2.0 million represented an increase of 179% over the comparable period last year. Net earnings for the first six months of 2003 now exceeds the Company’s net earnings for the entire year of 2002. Diluted net earnings per share increased 131% for the six month period ended June 30, 2003 over the comparable period in 2002, which produced a return on beginning equity for the period of 34% and a return on average equity of 33%.

     All diluted earnings per share amounts have been adjusted to reflect the Company’s 5% stock dividend paid in January 2003, stock option grants and warrants outstanding to acquire its shares, in addition to the quarterly dividends paid on the perpetual preferred stock issued in December 2002.

     Together with the first quarter 2003 earnings release, management of the Company had originally established an earnings estimate for the year ending December 31, 2003 with a range of $1.65 to $1.80 per diluted share. With the results of the second quarter now complete, and the continued implementation of the Company’s strategic plan further underway, management has increased its estimate to a range of $2.00 to $2.15 per diluted share, an increase of approximately 75% to 90% over 2002’s earnings of $1.12 per diluted share. Within each subsequent reporting period, management will update the range given the current economic and market factors.

     For the six months ended June 30, 2003, the Company’s net interest income before its provision for loan losses increased by $4.8 million, or 83%, as compared to the same period in 2002. Other operating income for the first six months of 2003 increased by $2.1 million, or

176%, as compared to the same period in 2002. Total net revenues (net interest income and other operating income) for the first six months of 2003 increased by $6.9 million, or 99%, as compared to the same period in 2002.

     Total assets increased by $226.0 million, or 59%, to $611.3 million at June 30, 2003 over year-end 2002 results. The Company’s growth in its loan portfolio produced an increase of $138.5 million or 55% for the first half of 2003, bringing gross loans outstanding to $391.7 million at June 30, 2003 as compared to $253.3 million at December 31, 2002.

     During the latter half of 2002, the Company introduced new lines of businesses which augmented the Company’s existing product offerings. The first half of 2003 represented significant contributions from all of the Company’s specialty groups. Approximately one-half of the Company’s loan portfolio growth originated from the SFR entry-level tract construction lending program, with the balance of growth distributed among the remaining product lines.

     During the first half of 2003, the Company augmented its liquidity position by increasing its investment portfolio to $179.1 million, a $91.5 million increase over the level at December 31, 2002. The increase in the Company’s investment portfolio consisted primarily of purchases of mortgage-backed securities, which provide a significant level of cash flow and liquidity. The Company’s investment portfolio is available for sale in order to support the growing lending programs while generating additional interest income.

     Total deposits increased by $146.2 million, or 51%, to $433.8 million at June 30, 2003, compared to $287.5 million of deposits at December 31, 2002. The Company views each of its seven community banking centers as a specialty business within itself, and with the addition of the Irwindale office from the Southland Business Bank acquisition, our efforts will also expand to the San Gabriel Valley region of Los Angeles County. The Company’s cost of funds of approximately 2.0% remains consistent with the levels experienced over the past two years while it has increased its total deposit base by approximately 330% to its levels of today.

     Consistent with the Company’s strategic plan to expand its presence in targeted growth markets, the Company opened its seventh full-service banking center in early May 2003 in the city of Corona. In late June, the Company also received regulatory approval to convert the existing loan production office located in Manhattan Beach into a full-service banking center in order to leverage its presence in the growing coastal communities of Los Angeles County. This office will become the Bank’s ninth full-service banking center, and is scheduled to open in early September. The just completed merger with Southland Business Bank adds approximately $30 million in assets and the Company’s eighth full-service banking center. The Company also received regulatory approval in June to open an additional loan production office in Irvine, California, to supports its income property lending and commercial cash management sales efforts.

     “We continue to augment our business development efforts by bringing on additional seasoned relationship managers to the Bank. We have created an environment that promotes customer relationships with creativity and flexibility,” stated Norman Morales, President and Chief Executive Officer. Mr. Morales continued, “We have taken a long-term view of the required infrastructure to support our communities, and our product lines. The dynamics of the Inland Empire and its economic strength continue to provide us with new opportunities.”

     Total operating expenses for the first six months of 2003 increased by $2.3 million, or 50%, over the same period in 2002. The increase principally consisted of personnel, occupancy and marketing costs. Salaries and benefits represent the largest category, with $3.5 million in expenses as compared to total operating expenses of $6.9 million, or 51% of the total amount, for the first six months of 2003. The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 50% for the six months ended June 30, 2003 as compared with 66% for the same period in 2002.

     The Company’s continued growth of its loan portfolio necessitated a provision for possible loan losses in the amount of $1.8 million for the first six months of 2003, compared to a provision of $0.5 million for the same period in 2002. Consequently, the allowance for possible loan losses increased to $4.8 million, or 1.22% of gross loans outstanding at June 30, 2003. Asset quality remains strong, with the Company reporting $0.1 million in non-performing loans, and no charge-offs or other real estate owned through foreclosure at June 30, 2003.

     The Company recorded an income tax provision for the first six months of 2003 in the amount of $2.1 million, as compared with $0.7 million for the same period in 2002. The Company’s effective tax rate was 40.9% for the six months ended June 30, 2003.

     Vineyard Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies. To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater. Vineyard Bank’s total risk-based and leverage capital ratios were approximately 12% and 9% at June 30, 2003, respectively. Vineyard Bank’s total equity capital was $47.5 million at June 30, 2003.

     As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

     Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates eight full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale and La Verne, in addition to loan production offices in Manhattan Beach, San Diego, Beverly Hills, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

     This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and

Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Corporate Offices
     9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP
CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	June 30,	December 31,
	2003	2002	$ Change	% Change

	(unaudited)	(audited)
Assets
Federal funds sold	$11,000	$15,829	$(4,829)	-31%
Investment available-for-sale	179,054	87,553	91,501	105%
Loans	391,712	253,251	138,461	55%
Less allowance for loan losses	(4,766)	(3,003)	(1,763)	59%

Net loans	386,946	250,248	136,698	55%

Total Earnings Assets	577,000	353,630	223,370	63%
Cash and due from banks	13,226	17,533	(4,307)	-25%
Premises and equipment, net	6,385	5,600	785	14%
Other real estate owned, net	—	—
Other assets	14,683	8,539	6,144	72%

Total Assets	$611,294	$385,302	$225,992	59%

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$78,496	$61,906	$16,590	27%
Interest-bearing	355,257	225,606	129,651	57%

Total Deposits	433,753	287,512	146,241	51%
Federal Home Loan Bank advances	125,000	45,000	80,000	178%
Other borrowings	5,000	5,000	—	0%
Subordinated debentures	5,000	5,000	—	0%
Company obligated preferred trust debentures	17,000	17,000	—	0%
Other liabilities	4,017	5,832	(1,815)	-31%

Total Liabilities	589,770	365,344	224,426	61%
Stockholders’ Equity
Common stock equity	19,113	17,399	1,714	10%
Perpetual preferred stock	2,450	2,450	—	0%
Cumulative other comprehensive (loss) gain	(39)	109	(148)	-136%

Total Stockholders’ Equity	21,524	19,958	1,566	8%

Total Liabilities and Stockholders’ Equity	$611,294	$385,302	$225,992	59%

Number of Shares of Common Stock Outstanding	2,800,578	2,849,680
Net Book Value of Common Stock, Basic	$6.82	$6.11

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,

	2003	2002	$ Change	% Change

Interest Income
Loans, including fees	$6,772	$3,806	$2,966	78%
Investment securities and Federal funds sold	1,809	662	1,147	173%

Total Interest Income	8,581	4,468	4,113	92%
Interest Expense
Deposits	1,873	982	891	91%
Other borrowings	705	347	358	103%

Total Interest Expense	2,578	1,329	1,249	94%
Net Interest Income	6,003	3,139	2,864	91%
Provision for loan losses	1,250	335	915	273%

Net interest income after provision for loan losses	4,753	2,804	1,949	70%
Other operating income	1,987	673	1,314	195%

Gross Operating Income	6,740	3,477	3,263	94%
Operating Expenses
Salaries and benefits	1,751	954	797	84%
Occupancy and equipment	559	409	150	37%
Other operating expenses	1,323	861	462	54%

Total Operating Expenses	3,633	2,224	1,409	63%
Earnings before income taxes	3,107	1,253	1,854	148%
Income tax provision	1,272	499	773	155%

Net Earnings	$1,835	$754	$1,081	143%

Basic earnings per common share	$0.64	$0.38*	$0.26	68%
Diluted earnings per common share	$0.58	$0.28*	$0.30	107%
Efficiency Ratio	45%	58%

*	Earnings per share was adjusted to reflect the 5% stock dividend declared in December 2002

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(dollars in thousands, except per share amounts)

	Six Months Ended June 30,

	2003	2002	$ Change	% Change

Interest Income
Loans, including fees	$12,058	$7,116	$4,942	69%
Investment securities and Federal funds sold	3,153	1,124	2,029	181%

Total Interest Income	15,211	8,240	6,971	85%
Interest Expense
Deposits	3,394	1,816	1,578	87%
Other borrowings	1,270	663	607	92%

Total Interest Expense	4,664	2,479	2,185	88%
Net Interest Income	10,547	5,761	4,786	83%
Provision for loan losses	1,750	535	1,215	227%

Net interest income after provision for loan losses	8,797	5,226	3,571	68%
Other operating income	3,314	1,201	2,113	176%

Gross Operating Income	12,111	6,427	5,684	88%
Operating Expenses
Salaries and benefits	3,498	2,275	1,223	54%
Occupancy and equipment	999	749	250	33%
Other operating expenses	2,389	1,569	820	52%

Total Operating Expenses	6,886	4,593	2,293	50%
Earnings before income taxes	5,225	1,834	3,391	185%
Income tax provision	2,136	726	1,410	194%

Net Earnings	$3,089	$1,108	$1,981	179%

Basic earnings per common share	$1.06	$0.56*	$0.50	89%
Diluted earnings per common share	$0.97	$0.42*	$0.55	131%
Efficiency Ratio	50%	66%

*	Earnings per share was adjusted to reflect the 5% stock dividend declared in December 2002